Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Marcus Prater
(702) 584-7982	(702) 584-7828
rcaller@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES PROVIDES

FISCAL YEAR 2007 BUSINESS UPDATE AND EPS

AND REVENUE GUIDANCE FOR FY2008

LAS VEGAS, Aug. 21, 2007 — Bally Technologies, Inc. (NYSE: BYI) today provided a business update on its expected operating results for its fiscal year ended June 30, 2007. The Company reiterates its previous guidance and expects its fiscal 2007 revenues will be in the range of $670 million to 690 million. In addition, it expects that diluted earnings per share (“Diluted EPS”) will exceed $0.34, and that adjusted diluted earnings per share after adding back stock-based compensation (“Adjusted EPS”) will exceed $0.51 for the fiscal year ended June 30, 2007. These results are unaudited and are subject to change.

The Company currently plans to file its Form 10-K for the fiscal year ended June 30, 2007, by the end of September 2007. The Company plans to file its Form 10-Q for the quarterly period ended March 31, 2007, immediately prior to filing its 2007 Form 10-K.

The Company’s Chief Financial Officer, Robert C. Caller, commented, “We are pleased that our preliminary fiscal 2007 operating results show that the Company has returned to solid profitability in the second half of fiscal 2007.”

Guidance — Fiscal Year 2008

The Company expects Diluted EPS of approximately $1.25 to $1.55 and Adjusted EPS of approximately $1.39 to $1.69 for the fiscal year ending June 30, 2008.

The Company expects revenues in fiscal 2008 will exceed $830 million, with continued growth in game sales, gaming operations and system revenues. The Company forecasts an increase in the placement of premium daily fee games and an increase in the number of gaming devices sold, and also expects margins on game sales and operations to continue to improve in fiscal 2008. The Company expects its selling, general and administrative expenses as a percentage of revenue to be lower in fiscal 2008 as compared with fiscal year 2007 as a result of the increase in revenues and a decrease in certain professional fees.

“I am pleased with the continued revenue growth from all of our products, and our new product pipelines across all of our business lines look strong,” said Richard Haddrill, the Company’s Chief Executive Officer. “Further, we are making good progress on improving both gross margins and overall operating leverage.”

The Company has provided this broad range of earnings guidance in an attempt to give investors general information on the overall direction of its business. This guidance is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2008 guidance from time to time as the year progresses.

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Page 2 — Business and earnings update

The following table reconciles the Company’s estimated Diluted EPS for fiscal 2007 and the range of estimated Diluted EPS for fiscal 2008, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EPS for fiscal 2007 and the range provided for fiscal 2008:

	Fiscal 2007	Fiscal 2008
Estimated:
Diluted EPS	$0.34	$1.25	$1.55
Share-Based Compensation, net of tax	0.17	0.14	0.14
Adjusted EPS	$0.51	$1.39	$1.69

The Company provides its estimate of Adjusted EPS for fiscal 2007 and a range for fiscal 2008 in this press release as additional information regarding the Company’s preliminary operating results for fiscal 2007 and planned operating results for fiscal 2008. Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP. This measure is not in accordance with or an alternative for GAAP and may be different from non-GAAP earnings measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.  Adjusted EPS is a supplemental non-GAAP financial measure used by the Company’s management and is frequently used by analysts to evaluate the Company’s financial performance. Adjusted EPS should not be construed as an alternative to Diluted EPS as determined in accordance with GAAP.

Rainbow Casino

The Company has determined that it will continue to own and operate the Rainbow Casino in Vicksburg, Miss. Caller also commented, “The Rainbow Casino continues to generate solid profits and cash flows for the Company.”

Settlement of Lawsuits

The Company also announced that the United States District Court of Nevada has approved the previously disclosed settlement agreements reached with the plaintiffs in the consolidated federal securities class action lawsuits filed in 2004 against the Company and certain current and former officers, as well as the shareholder derivative litigation filed in 2006, and in connection therewith, the Court dismissed the cases. The Company’s share of the settlement was $1.25 million, which was accrued in its fiscal 2006 financial statements.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date. All of the “go-live” and installation dates are subject to regulatory approvals and construction and installation timelines.

— BALLY TECHNOLOGIES, INC. —